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                                                              EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]


                                                 October 18, 2000






The Cooper Companies, Inc.
6140 Stoneridge Mall Road
Pleasanton, CA 94588

       Re:   The Cooper Companies, Inc.
             190,759 shares of Common Stock, par value $.10 per share
             --------------------------------------------------------

Ladies/Gentlemen:

         In connection with the registration of 162,290 shares (the "Initial Shares") of common stock, par value $.10 per share ("Common Stock") of The Cooper Companies, Inc. (the "Company"), and 162,290 attached rights (the "Initial Rights") to acquire 1,622.90 shares of Series A Junior Participating Preferred Stock of the Company, issued to certain stockholders (the "Stockholders") of MedaSonics, Inc. ("MedaSonics") pursuant to an Agreement and Plan of Merger dated as of October 12, 2000 among the Company, MedaSonics Acquisition Corp., MedaSonics and the Stockholders (the "Merger Agreement'), an additional 28,469 shares of Common Stock to be issued to the Stockholders pursuant to the Merger Agreement (the "Additional Shares" and, together with the Initial Shares, the "Shares") and 28,469 additional rights (the "Additional Rights" and, together with the Initial Rights, the "Rights") to acquire 284.69 shares of Series A Junior Participating Preferred Stock of the Company attached to the Additional Shares, under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the attached Rights. In addition, we





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The Cooper Companies, Inc.
October 18, 2000
Page 2

have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

         Subject to the foregoing, it is our opinion that, as of the date hereof:

         1. The Initial Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         2. The Additional Shares have been duly authorized and, when issued to the Shareholders in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

         3. The Initial Rights have been duly authorized and, assuming the Initial Shares bear the legend required by the Rights Agreement dated as of October 29, 1997 between The Cooper Companies, Inc. and American Stock Transfer & Trust Company, are validly issued.

         4. The Additional Rights have been duly authorized and, assuming the Additional Shares will be issued to the Shareholders in accordance with the terms of the Merger Agreement and will bear the legend required by the Rights Agreement, will be validly issued.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our Firm contained under the heading "Legal Matters."

                                Very truly yours,


                                /s/ Latham & Watkins